Exhibit (n)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-39837 of Merrill Lynch Senior Floating Rate Fund, Inc. (the “Fund”) on Form N-2 of our reports dated October 23, 2003 for the Fund and Master Senior Floating Rate Trust, both appearing in the August 31, 2003 Annual Report of the Fund, in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption “Financial Highlights” in the Prospectus, which is also part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey November 7, 2003